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                                  EXHIBIT 10.1





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                 IN THE CHANCERY COURT OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

                                           X
IN RE BANYAN MORTGAGE INVESTMENT FUND      :       CONSOLIDATED
SHAREHOLDERS LITIGATION                    :       C. A. NO. 15287
                                           X

                    STIPULATION AND AGREEMENT OF SETTLEMENT

     Plaintiffs on their own behalf and on behalf of the Class (as defined below), and the Defendants, each acting through their attorneys, hereby enter into this Stipulation and Agreement of Settlement (the "Stipulation") as of the 15th day of April, 1997 providing for a settlement of the above-captioned action (the "Action") on the terms and conditions set forth in this Stipulation.

          WHEREAS:

     A. On or about October 9, 1996, Banyan Mortgage Investment Fund ("Banyan") sent its stockholders a notice of a meeting of stockholders to be held on November 26, 1996 and a proxy statement and prospectus ("Proxy Statement") concerning a proposed merger (the "Merger") between Banyan and RGI U.S. Holdings, Inc. ("RGI/US"). Among other things, the Proxy Statement solicited the votes of Banyan's stockholders approving the Merger.

     B. On October 31, 1996, Plaintiffs John A. Hinson ("Hinson") and John W. Temple ("Temple"), who together owned more than 1.5 million Banyan shares, commenced Civil Action No. 15287 in this Court against Banyan, certain of its directors
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and officers ("Hinson Action").  Hinson and Temple brought the action on behalf of themselves and all other shareholders of Banyan, except for Defendants, members of the Defendants' families and entities controlled by any Defendant.

     C. Plaintiffs alleged that Banyan's Board of Directors had breached its fiduciary duties by failing to seek alternative change of control transactions other than the Merger with RGI/US or appropriately evaluate the alternative of liquidating Banyan. Plaintiffs also alleged that the Merger unfairly diluted the voting and equity interests of Banyan's stockholders since it would result in RGI Holdings, Inc. ("RGI"), the parent of RGI/US, owning approximately 75% of the outstanding common stock of Banyan, while the other shareholders would have their interests diluted to approximately 25% of Banyan's outstanding common stock. In addition, Plaintiffs alleged that the Proxy Statement was misleading and failed to disclose certain material information. Among other relief, Plaintiffs sought to enjoin the Merger, and require the defendants to undertake additional activities to maximize shareholder value and disclose certain additional information to Banyan's shareholders in connection with their consideration of the Merger.

     D. Contemporaneously with the filing of their complaint, Hinson and Temple moved for expedited discovery to support a motion to enjoin the Merger preliminarily. The Court granted the motion for expedited discovery and scheduled a preliminary injunction hearing for November 21, 1996.

     E.   On November 13, 1996, Gary M. Goldberg, another Banyan stockholder,





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filed Civil Action No. 15340 ("Goldberg Action") asserting allegations substantially similar to those in the Hinson Action. The Hinson and Goldberg Actions were consolidated by Order dated December 11, 1996.

     F. The parties engaged in discovery, including the production and review of thousands of pages of documents and depositions of Leonard G. Levine, Banyan's President; Robert M. Ungerleider, one of its directors, and Michael Kollender of Josepthal Lyon Ross Incorporated, which had provided to Banyan a fairness opinion in connection with the Merger. Plaintiffs filed their motion for preliminary injunction and opening brief in support of that motion on November 15, 1996.

     G. Contemporaneously with the ongoing discovery, Hinson sent communications to third parties seeking to elicit their interest in making competing offers for an alternative change in control or other transaction with Banyan.

     H. On or about November 15, 1996, Apollo Real Estate Advisors II, L.P. ("Apollo"), one of the third parties that Hinson had contacted, sent Banyan's directors a conditional proposal to acquire Banyan's outstanding common stock for $0.46875 per share in cash and to assume or purchase certain of Banyan's outstanding debt. Apollo's proposal was conditioned on, among other things, the results of its due diligence. Plaintiffs' counsel sent Banyan's directors a letter urging them to postpone the shareholders' meeting for thirty (30) days, make due diligence materials available to Apollo, negotiate with Apollo to improve the terms of its offer, inform Banyan shareholders of the Apollo proposal and the information Plaintiffs alleged to be omitted from the Proxy





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Statement, and afford Banyan shareholders the opportunity to withdraw any proxies submitted concerning the Merger.

     I. On or about November 18, 1996, Hinson sent a letter to Banyan shareholders who held their shares through brokerage houses and banks, stating his opposition to the Merger, informing them of the Apollo proposal and urging them to vote against the Merger.

     J. On or about November 19, 1996, Banyan's directors decided to postpone the vote of Banyan's shareholders on the Merger and to supplement the Proxy Statement. In light of these developments, the parties requested and the Court agreed to cancel the preliminary injunction hearing scheduled for November 21, 1996.

     K. After Apollo and Banyan signed a confidentiality agreement, Banyan gave Apollo access to information and documents necessary for Apollo to conduct due diligence in connection with its acquisition proposal, and Apollo commenced its due diligence efforts.

     L. On or about December 3, 1996, Banyan received a proposal from D. Andrew Beal ("Beal") expressing interest in acquiring Banyan for $0.51 per share, subject to due diligence and other conditions. Banyan agreed to permit Beal to conduct due diligence subject to his entering into a confidentiality agreement similar to that signed by Apollo. Beal declined to enter into such a confidentiality agreement and consequently did not conduct due diligence to support his proposal.

     M. On December 6, 1996, Banyan's Board set 5:00 p.m. on December 9, 1996 as the deadline for receipt of a firm offer from anyone interested in a transaction with





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Banyan, including Apollo and Beal.  Neither Apollo, nor anyone else, submitted a firm offer by that date and time.

     N. On or about December 9, 1996, RGI purchased a total of 6,766,600 shares of Banyan common stock in privately negotiated transactions from nine stockholders at prices ranging from $0.50 per share to $0.60 per share, all in excess of the market price, at that time, for Banyan stock (the "December 9 Purchases"). Each purchase agreement contained a provision pursuant to which each of the sellers revoked any previously voted proxies and granted RGI irrevocable proxies to vote the purchased shares in favor of the Merger. RGI also granted certain sellers price protection in the event that other shares were acquired at more favorable prices.

     O. On December 12, 1996, Hinson and Temple filed an individual action in the United States District Court for the Southern District of New York against RGI, RGI/US and Kenneth L. Uptain, President of RGI/US (the "New York Action"). Plaintiffs alleged that the December 9 Purchases constituted a tender offer under the Federal Securities Laws. The complaint sought equitable and financial relief. On February 19, 1997, RGI and Uptain answered the Complaint and denied the purchases violated the Federal Securities Laws.

     P. On or about December 10, 1996, Hinson sent a letter to all Banyan shareholders of record as of October 9, 1996, urging them to vote against the Merger.

     Q. Between December 13 and 17, 1996, Banyan sent a Supplement to the Proxy Statement ("Supplement"), to all Banyan shareholders of record as of October 9, 1996, advising them that the shareholders' meeting to consider the Merger was continued to December 27, 1996. The Supplement: described the proposals received from Apollo,





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Beal and another party, Banyan's responses thereto, and the absence of any firm offer; the status of the Action; additional valuation information underlying the Board's continuing recommendation in support of the Merger, and advice that Banyan had entered into a contract for the sale of one of its properties at a price in excess of book value. Included with the Supplement was another letter from Hinson clarifying certain statements contained in his letter of December 10, 1996.

     R. On December 23, 1996, Apollo sent Banyan a revised conditional proposal which contemplated (1) RGI's acquiring most of Banyan's assets, except for certain tax-loss carry-forwards and Banyan's liabilities, (2) Apollo's making an investment in Banyan, and (3) Banyan's acquiring and developing new businesses, under the joint management of Apollo and RGI, so as to utilize the tax-loss carry-forwards to shelter future income.

     S. On December 24, 1996, Plaintiffs served and filed a Consolidated Amended and Supplemental Complaint. Among other things, this Complaint repeated the allegations of the Hinson and Goldberg Actions, and added factual allegations concerning the Apollo and Beal proposals and the Supplement, and a claim that the December 9 Purchases constituted unlawful vote buying.

     T.    The Banyan shareholders' meeting reconvened on December 27, 1996.
The polls remained open until 3:00 p.m. on December 30, 1996. First Chicago Trust Company ("First Chicago"), Banyan's transfer agent, served as inspector of elections. The final proxy vote tabulation, as certified by First Chicago, showed that 47,307,527 shares were eligible to vote, 23,862,753 shares were voted in favor of the Merger, 10,414,143 shares were voted against the Merger, and 844,969 shares abstained. Consequently, the Merger





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received the votes of 208,990 shares more than the minimum necessary for approval. On December 31, 1996, a certificate of merger was filed with the Delaware Secretary of State, thereby effectuating the Merger.

     U. The vote tabulation as certified by First Chicago also reported that Banyan's shareholders approved an amendment to Banyan's Certificate of Incorporation to effect a 1:25 "reverse stock split."

     V. On January 8, 1997, Plaintiffs filed an application pursuant to 8 Del. C. Section 225(b) seeking judicial review of the certified vote on the Merger. Plaintiffs' Section 225 application contended that: (i) the Merger was approved by fewer than 210,000 shares, (ii) many shareholders had sought to revoke proxies initially voting in favor of the Merger so as to vote against the Merger, and (iii) Banyan had announced varying results of the vote. Plaintiffs sought an expedited hearing on the Section 225 application.

     W. The Court scheduled a hearing on Plaintiffs' Section 225 application for March 4, 1997. The parties engaged in discovery incident to that application, including a review of documents obtained from First Chicago and other third parties, and depositions of Plaintiffs Hinson and representatives of PaineWebber Incorporated, Beacon Hill Partners (Hinson's proxy solicitor in connection with the Merger) and Corporate Investor Communications (Banyan's proxy solicitor in connection with the Merger).

     X. The March 4 hearing was postponed at the direction of the Court. In the interim, the parties entered into discussions with a view towards finding a mutually agreeable basis for resolving the Action. Shortly thereafter, the parties reached an agreement in principle to settle the Action.





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     Y.   On April 14, 1997, Plaintiffs served a Second Consolidated Amended and
Supplemental Complaint. This pleading repeated the allegations of the Consolidated Amended and Supplemental Complaint, added the claims underlying Plaintiffs' application pursuant to 8 Del. C. Section 225, and added RGI and RGI/US as defendants. Solely for purposes of this settlement, Defendants have consented to a conditional certification of the Action as a plaintiff class action pursuant to Rules 23(a) and 23(b)(1) & (2) of the Rules of the Court of Chancery of the State of Delaware.

     Z. Contemporaneously with and in conjunction with the resolution of this Action, plaintiffs and the defendants in the New York Action have signed an agreement to settle and dismiss the New York Action on the basis that RGI will purchase all of Plaintiffs' shares of Legend stock for $13.25 per share ($0.53 per pre-Merger Banyan share). In return, Plaintiffs have agreed not to purchase or otherwise acquire any Legend securities until five years from the date of this Stipulation or until such time as RGI no longer owns 25% or more of the equity of Legend, whichever occurs first.

     AA.   Plaintiffs' counsel have conducted a thorough investigation of the facts and legal principles relating to the Plaintiffs' claims and the underlying events and transactions alleged in the Complaint. Plaintiffs' counsel have engaged in extensive, arm's-length negotiations with counsel for the Defendants with respect to the possible compromise and settlement of Plaintiffs' asserted or potential claims against the Defendants. Plaintiffs and their counsel, in light of these investigations and negotiations, have concluded that settlement of the Action and resolution of the claims of the Class on the terms set forth in





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this Stipulation (the "Settlement"), is fair, reasonable and adequate and is in the best interests of Plaintiffs and the Class.

     BB.   Defendants deny all allegations of wrongdoing and liability asserted in the Complaint or otherwise in the Action, and have asserted that the claims alleged therein are without merit, that the Defendants have meritorious defenses to those claims, that the conduct of the Defendants has, at all times, been legal and proper and that a judgment should be entered dismissing the claims against the Defendants with prejudice.

     CC.   Without in any way acknowledging any fault or liability, Defendants also desire to settle, compromise and terminate the Plaintiffs' and the Class's claims against them in order to avoid the further substantial expense, inconvenience and distraction of this burdensome and potentially protracted litigation, to resolve promptly any uncertainty as to the effectiveness of the Merger, and to put to rest forever all claims which have or could have been asserted against them herein, or which arise from or are in any way related to the acts, transactions or occurrences alleged in the Complaint.

     NOW, THEREFORE; IT IS HEREBY STIPULATED AND AGREED, between and among the undersigned parties, through their respective counsel, and subject to all of the terms and conditions set forth herein and the approval of the Court, that the Action, as well as any and all of the claims and causes of action of any nature or description relating to the acts, transactions or occurrences alleged in the Action, which have or could have been asserted therein against some or all of the Defendants be, and the same hereby are, compromised and settled on the terms and conditions hereinafter set forth.





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     1.    DEFINITIONS

     In addition to the terms defined in the recitals above or otherwise in this Stipulation, for purposes of this Stipulation:

          (a) "Complaint" shall mean the Second Consolidated Amended and Supplemental Complaint served on or about April 14, 1997.

          (b)   "Plaintiffs" shall mean John  A. Hinson, John
W. Temple and Gary M. Goldberg.

          (c) "Legend" shall mean Legend Properties Inc., the Delaware corporation which survived the merger of Banyan and RGI/US, formerly known as Banyan Mortgage Investment Fund.

          (d) "Defendants" shall mean Walter E. Auch, Sr., Robert M. Ungerleider, Banyan, RGI, Legend, and their present and former agents, attorneys, employees, officers, directors, heirs, executors, representatives, successors and assigns.

          (e) "Class" shall mean, for purposes of this Stipulation only, all record and beneficial holders of Banyan common stock from October 9, 1996 through December 31, 1996 and their successors in interest, transferees and assigns, immediate and remote. Excluded from the Class are the Defendants, members of their immediate family of each individual defendant and any entity in which any Defendant has a controlling interest.

          (f) "Settled Claims" shall mean any and all claims, demands, rights, liabilities, suits, actions or causes of action, damages, losses, obligations or judgments of any kind or nature whatsoever, whether asserted or unasserted, known or





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unknown, contingent or absolute, disclosed or undisclosed, matured or unmatured, which have been, could have been or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of federal securities laws or otherwise) by Plaintiffs or any member of the Class against Defendants, which have arisen, could have arisen or hereafter arise out of or relate in any manner whatsoever, directly or indirectly, to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth, or otherwise referred to or related to, directly or indirectly, in the Complaint.

          (g) The "Morgens Loan" shall mean loans previously made to Legend by a group of lenders for which Morgens, Waterfall, Vintiadis & Co., Inc. served as agent, which RGI had purchased in or about May, 1996 and which, as of December 31, 1996, had an outstanding principal balance of $24,258,788.24.

          (h) The "SoGen Loan" shall mean the loan previously made to Legend by Societe Generale, Southwest Agency, which RGI had purchased in or about May, 1996, and which, as of December 31, 1996, had an outstanding principal balance of $6,391,083.88.

          (i) The "$800,000 Advance" shall mean the unsecured loans totaling $800,000 RGI made to Legend on December 31, 1996 and during January 1997 at an interest rate of the Prime Rate plus 5%.





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          (j)    The "$1.8 Million Advance" shall mean the unsecured loans
totaling $1.8 million RGI made to Legend during February 1997 at an interest rate of the Prime Rate plus 3%.

          (k) The "Advances" shall mean the $800,000 Advance and the $1.8 Million Advance, collectively.

          (l) The "Repayment Requirement" shall mean any undertakings incident to Legend's anticipated sale of its Lynwood Shopping Center property that require Legend to pay the net proceeds resulting from that sale, estimated to be approximately $5 million, to RGI as a payment against principal and interest on the Morgens Loan.

          (m) The "Prime Rate" shall mean on any day the prime rate as published in The Wall Street Journal by Dow Jones & Company, Inc., changing as such prime rate changes.

     2.   SETTLEMENT CONSIDERATION

     In full and final disposition, settlement, discharge, release and satisfaction of any and all Settled Claims, the parties agree as follows:


          (a) On the Effective Date, Legend and RGI will modify the Morgens Loan (i) to reduce the interest rate effective as of January 1, 1997, from the Prime Rate plus 2%, to the lower of the Prime Rate plus 2% or the 30-day London Interbank Borrowing Rate ("LIBOR") plus 2.5%, (ii) provide that no principal or interest is due or payable until December 31, 1997, although interest shall continue to accrue, unless a refinancing or other source of payment is available sooner, (iii) to forbear from enforcing any defaults existing as of the Effective Date until December 31, 1997, and (iv) to delete





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the Repayment Requirement that Legend pay to RGI 100% of the net sales proceeds from the Lynnwood Shopping Center, and instead permit Legend to retain the net proceeds of such sale for its use. Nothing in this subparagraph shall prohibit Legend from voluntarily making payments of principal on the Morgens Loan. The agreement effectuating this modification has been reviewed by Plaintiffs' counsel.

          (b) On the Effective Date, Legend and RGI will modify the SoGen Loan (i) to reduce the interest rate effective as of January 1, 1997, from the Prime Rate plus 6%, to the lower of the Prime Rate plus 2% or the 30-day LIBOR rate plus 2.5%, (ii) to provide that no principal or interest is due or payable until December 31, 1997, although interest shall continue to accrue, unless a refinancing or other source of payment is available sooner, (iii) to forbear from enforcing any defaults existing as of the Effective Date until December 31, 1997. Nothing in this subparagraph shall prohibit Legend from voluntarily making payments of principal on the SoGen Loan. The agreement effectuating this modification has been reviewed by Plaintiff's counsel.

          (c) RGI and Legend agree they will make no modifications to the SoGen or Morgens Loans (including any modification to increase the interest rate on these loans) through their maturity, except as contemplated by subsection (f) below and provided, further, that Legend may modify the SoGen and Morgens Loans:
(i) if a modification is necessary to enable Legend to refinance its existing indebtedness as of the Effective Date; (ii) if a modification is necessary to enable Legend to incur additional indebtedness from unaffiliated parties; or
(iii) the modification is on terms and conditions no less favorable to Legend than the terms set forth in the modification agreements for the





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SoGen and Morgens Loans as of the date hereof; provided, however, that any modifications contemplated by (i)-(iii) above will not increase the interest rate on these loans, and must be approved by Legend's Board, including a majority of the independent directors.

          (d) On or before the Effective Date, Legend and RGI shall reduce the interest rate on the Advances effective as of January 1, 1997, to the Prime Rate plus 2%, and the principal and accrued interest on the Advances shall be repaid on or before the Effective Date with the proceeds of the working capital loan described in subparagraph (e) below. The agreement effectuating this loan modification has been reviewed by Plaintiffs' counsel.

          (e) On or before the Effective Date, RGI will provide a line of credit to permit Legend to borrow up to an aggregate of $8.5 million, $2.6 million of which shall be used to repay the Advances. The interest rate on all draws under the line of credit will be equal to the Prime Rate plus 2% and will mature on December 31, 1997. The interim financing draws on the line of credit will be secured by one or more mortgages on certain of Legend's properties.

          (f) RGI agrees to use its best efforts to assist Legend in attempting to refinance the Morgens Loan and/or the SoGen Loans as soon as practicable. If the refinancing of the Morgens and/or SoGen Loans is provided by RGI it will be at the interest rates set forth in subsections (a) and (b) above through the period ending September 30, 1999. If the refinancing of the Morgens and/or SoGen Loans is provided by someone other than RGI, it shall be on terms generally available in the market except that Legend





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shall pay interest at no more than Prime Rate plus 3.5% or the 30-day LIBOR rate plus 3.0%, through the period ending September 30, 1999. Nothing herein, however, shall require RGI to refinance either the Morgens or SoGen Loans upon their maturity.

          (g) RGI agrees to invest up to $300,000 to purchase Legend shares from Legend at $11.72 per share. Legend agrees to use the proceeds of this RGI investment to implement an open market share repurchase program through which it will acquire, consistent with the limitations of the rules and regulations of the Securities and Exchange Commission, up to $300,000 in Legend shares during the twelve months from the date of this Stipulation.

          (h) Defendants agree that Plaintiffs, Plaintiffs' counsel and the pendency of prosecution of this Action substantially and materially contributed to the emergence of the Apollo and Beal proposals for the acquisition of Banyan described in recitals H, L and R above, and to Banyan's making available to its shareholders the additional information contained in the Supplement.

     3.   IMPLEMENTATION AND SCHEDULING

          (a) As soon as practicable after execution of this Stipulation, the parties shall jointly apply to the Court for the approval of the Settlement and for entry of an Order substantially in the same form annexed as Exhibit A hereto, providing, inter alia, for the mailing of an individual Notice in substantially the form of Exhibit B hereto to members of the Class, and Notice by Publication in the national edition of the Investors' Business Daily in substantially the form of Exhibit D hereto. Legend shall pay the costs of printing and mailing the individual Notice, which costs Plaintiffs' counsel shall reimburse





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to Legend from any fees and expenses the Court awards them pursuant to paragraph
7 below.  The Notice by Publication shall be paid for by RGI.

          (b) The parties agree to cooperate in the prompt submission of this Stipulation to the Court, to take all steps that may be required by the Court and otherwise to use their best efforts to consummate this Settlement and to obtain the entry of a Final Judgment.

          (c) If the Court approves the Settlement following the hearing contemplated by Exhibit A hereto, the parties shall jointly request the Court to enter an Order and Final Judgment substantially in the form of Exhibit C hereto.

     4.   EFFECTIVE DATE

          The Settlement shall not become effective until the date upon which each and all of the following conditions have been satisfied (the "Effective Date"), unless one or more of the conditions is waived in writing signed by the parties waiving such conditions.

          (a) the entry of an Order for Notice and Hearing in substantially the form of Exhibit A hereto;

          (b) the approval by the Court of the Settlement embodied herein, following notice to members of the Class and a fairness hearing;

          (c) the entry of an Order and Final Judgment in substantially the form of Exhibit C hereto or as otherwise agreed to by counsel for the parties;

          (d) the final judgment to which paragraph 4(c) refers shall have become final, in that it is no longer subject to review, either by the expiration of the time





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for appeals therefore without an appeal having been taken or, if an appeal is taken, by the determination of the appeal by the highest court to which such appeal may be taken, in such manner as to permit the consummation of the Settlement embodied herein in accordance with the terms and conditions of this Stipulation. Provided, however, an appeal or review relating solely to Plaintiffs' counsel's fees or expenses shall not be cause to delay the Effective Date.

     5.   LEGAL OPINION

          RGI has received a form of legal opinion satisfactory to RGI that as a result of the Settlement of the Action the effectiveness of the Merger is not impaired.

     6.   EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

     In the event that the Court does not approve the settlement set forth herein or, for any other reason, an Effective Date does not occur then (i) this Stipulation shall become null and void and of no force and effect, except that Legend shall not be entitled to reimbursement of costs of mailing notice, (ii) this Action will proceed on the basis of the Complaint; however, Defendants shall have the right to withdraw their Answer to the Complaint and file such motions as they individually or collectively deem appropriate and necessary, and all negotiations and proceedings relating to this Stipulation shall be without prejudice to the rights of all parties hereto, who shall be restored to their respective positions existing immediately prior to the execution of this Stipulation.

     7.   RELEASES

          (a) Upon the Effective Date, the Plaintiffs and all Class Members, on behalf of themselves, their heirs, executors and administrators, successors and assigns





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and any person(s) they represent, for good and sufficient consideration, shall be deemed to have remised, released and forever discharged the Defendants, their respective present and former agents, predecessors, servants, employees, officers, directors, heirs, executors, representatives, successors and assigns, including their attorneys, accountants, consultants, appraisers and actuaries from each, every and all Settled Claims.

          (b) Upon the Effective Date, defendants and their present and former agents, predecessors, servants, employees, officers and directors shall be deemed to have remised, released and forever discharged each of the Plaintiffs and their attorneys from any and all claims, rights and causes of action arising out of or relating to any acts, conduct, facts or transactions arising out of or relating to the Merger, Plaintiffs' efforts to oppose the Merger, and/or the pendency and conduct of the Action.

          (c) Upon the Effective Date, each Defendant, on behalf of themselves, their heirs, executors and administrators, successors and assigns and any person(s) they represent, for good and sufficient consideration, shall be deemed to have remised, released and forever discharged each of the other Defendants, their respective present and former agents, predecessors, servants, employees, officers, directors, heirs, executors, representatives, successors and assigns, including their attorneys, accountants, consultants, appraisers and actuaries from each, every and all Settled Claims.

          (d) With respect to any and all Settled Claims, the parties stipulate and agree that, upon the Effective Date, the Plaintiffs and the Class shall be deemed to





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have, and by operation of the judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and/or any similar provisions of law, and benefits of section 1542 of the California Civil Code, which provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          (e) With respect to any and all Settled Claims, each of the Plaintiffs and the Class, upon the Effective Date, shall be deemed to have, and by operation of the judgment shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to section 1542 of the California Civil Code. One or more of the Plaintiffs and Class may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Settled Claims, but each Plaintiff and Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever settled and released any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

          8.     ATTORNEYS' FEES AND EXPENSES

          If the Court approves the Settlement, Plaintiffs' attorneys will apply to the Court for an allowance of fees and expenses incurred in the prosecution of the Action in an amount not to exceed $495,000. Defendants agree that they will not object to the application and, subject to approval by the Court, Legend will pay such a fee and expense allowance provided (a) it does not exceed $495,000, (b) no more than $400,000 shall be payable within ten (10) days of the Effective Date, with any additional sum to be payable on or before December 31, 1997, and (c) costs of Notice for which paragraph 3(a) provides may be deducted from the amount payable within ten (10) days of the Effective Date. Payment of the attorney fees and expenses approved by the Court shall be made to Burt & Pucillo, who shall be responsible for their disbursement to other Plaintiffs' counsel. RGI guarantees Legend's obligation for the payment of Plaintiffs counsel's fees and expenses if Legend is unable to or fails to make the payments provided by this Stipulation. Defendants shall not otherwise be liable to Plaintiffs or their attorneys or other agents for any fees, expenses or disbursements in connection with this Action.

          9.   NO ADMISSION OF WRONGDOING

          This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

               (a) shall not be offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants of the truth of any fact alleged by Plaintiffs or the validity of any claim that had been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of Defendants;

               (b) shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Plaintiffs and the Class as evidence of any infirmity in the claims of Plaintiffs and the Class;

               (c) shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder; and

               (d) shall not be construed against the Defendants or the Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial.

          10.  MISCELLANEOUS

               (a) This Stipulation shall be binding and shall inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators, heirs, and legal representatives; provided, however, that no assignment by any party hereto shall operate to relieve such party hereto of its obligations hereunder and shall not be permitted without the prior written consent of all the other parties.

               (b) This Stipulation may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               (c) This Stipulation, and the exhibits hereto, constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and no representations, warranties, inducements, promises, or agreements oral or otherwise not embodied or incorporated herein have been made concerning or in connection with this Stipulation, or the exhibits hereto. Any and all prior discussions, negotiations, agreements, commitments and understandings relating thereto, are superseded hereby and merged herein.

               (d) The terms or provisions of this Stipulation may not be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by all parties. The provisions of this Stipulation (including any time periods specified herein) may be modified by written agreement of all of the parties with the consent of the Court without further notice to the Class unless the Court requires such notice.

               (e) Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

               (f) The captions contained in this Stipulation are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this agreement or the intent of any provision hereof.

               (g) This Stipulation including, but not limited to, the releases contained herein, shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

               (h) This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that, because of the arm's-length negotiations described above, all parties hereto have contributed substantially and materially to the preparation of this Stipulation.

               (i) All personal pronouns used in this Settlement Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

               (j) Each of the attorneys executing this Stipulation on behalf of one or more of the parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of the indicated party.

               (k) The administration and consummation of the Settlement as embodied in this Stipulation and all final decisions on disputed questions of law and fact shall be under the authority of the Court.

               (l) All agreements or Court orders concerning the confidentiality of information and/or documents exchanged to date, or the discussions leading up to this settlement, shall survive the execution of this Stipulation subject to Court of Chancery Rule 5(g).

Dated:  April 15, 1997

                                      ROSENTHAL, MONHAIT, GROSS & GODDESS, PA.

                               By:
                                      _____________________________________
                                      Suite 1401, Mellon Bank Center
                                      P.O. Box 1070
                                      Wilmington, DE 19899-1070
                                      (302) 656-4433
                                      Attorneys for Plaintiffs

OF COUNSEL:

Michael J. Pucillo
BURT & PUCILLO
222 Lakeview Avenue
Suite 300 East
West Palm Beach, FL  33401
(516) 835-9400

Lynda Grant
Kenneth McCallion
GOODKIND LABATON RUDOFF
  & SUCHAROW LLP
100 Park Avenue
New York, NY 10017-5563



                                      PRICKETT, JONES, ELLIOTT, KRISTOL & SCHNEE


                               By:    _____________________________________
                                      1310 King Street
                                      P.O. Box 1328
                                      Wilmington, DE 19899
                                      (302) 888-6519
                                      Attorneys for Defendants Legend, Auch,
                                      Ungerleider and RGI

OF COUNSEL:

Allan T. Slagel
SHEFSKY & FROELICH LTD.
444 North Michigan Avenue
Chicago, IL  60611
(312) 527-4000
Attorneys for the Defendants
Legend, Auch and Ungerleider

Marc P. Cherno
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
One New York Plaza
New York, NY 10004
(212) 859-8020
Attorneys for Defendant RGI